April 1, 2025

Jedidiah Gold
Chief Financial Officer
Mister Car Wash, Inc.
222 E 5th Street
Tucson, AZ 85705

        Re: Mister Car Wash, Inc.
            Form 10-K for Fiscal Year Ended December 31, 2023
            Form 10-K for Fiscal Year Ended December 31, 2024
            File No. 001-40542
Dear Jedidiah Gold:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services